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Exhibit 10.16

2008 Cash Bonus Plan

Eligibility:

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  All employees at director level or above employed by the Company at the time of the bonus payout in 2009. If an employee becomes eligible (i.e., is hired or promoted during 2008), the bonus for that employee will be prorated based upon the period during which he was eligible.

Target Bonus:

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Executive Management	% of Base Salary
Kirk M. Loevner	50%
Jeffrey A. Tangney	$40,000
Richard H. Van Hoesen	35%
Robert J. Quinn	35%
John Owens	30%
Paul F. Banta	30%
Allan Wilsker	25%
Michelle Snyder	25%
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  Other vice presidents at targets from 15% to 22.5% of base salary as approved by the CEO.

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  Directors at targets from 7.5% to 10% of base salary as approved by the CEO.

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  Managers and other key individual contributors do not participate in the 2008 Cash Bonus Plan, but may be put in individual bonus programs as appropriate based on specific objectives and performance.

Bonus Metrics:

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  Based on achievement of bookings, revenue and Modified EBITDA as set forth in the 2008 Business Plan.

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  1/3rd of bonus based equally on each of bookings, revenue and Modified EBITDA attainment, independently determined.

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  No bonus is paid if either bookings or revenue are below 92% of the 2008 Business Plan targets.

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  Otherwise, the Effective Bonus for each component is independently calculated based on performance against the 2008 Business Plan bookings, revenue and Modified EBITDA targets, respectively, up to a maximum of 200% of the target bonus.

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2008 Cash Bonus Plan